Exhibit 99.1

              Greatbatch, Inc. Releases Preliminary Second Quarter
                          2005 Net Sales and Earnings;
         Quarterly net sales reach all-time record level of $63 million

    CLARENCE, N.Y.--(BUSINESS WIRE)--July 13, 2005--Greatbatch, Inc. ("GB") (NYSE:GB) (the "Company") today announced that it expects consolidated net sales for the second quarter ended June 30, 2005 of approximately $63 million, with corresponding GAAP earnings per diluted share ranging from $0.21 - $0.23, inclusive of $0.06 per share in selected charges for the previously announced Carson City and Alden plant moves.
    The higher than expected results are attributable to strong underlying market conditions in both the medical and commercial product lines, combined with increased short-term ICD component demand by CRM customers.
    The Company will host a conference call on Tuesday, August 9 at 5:00 p.m. EDT to discuss the final second quarter financial results and expectations for the remainder of 2005. A press release detailing the financial results will be issued after the close of the market on August 9.

    About Greatbatch, Inc.

    Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com